Exhibit 10.1

AMENDMENT NO. 1

TO

SIGNING DAY SPORTS, INC.

AMENDED AND RESTATED 2022 EQUITY INCENTIVE PLAN

The Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“4.1. Subject to adjustment in accordance with Section 11, a total of 1,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.”

Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

“4.3. Subject to adjustment in accordance with Section 11, no more than 1,000,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options.”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of November 17, 2025